HASI Announces Fourth Quarter and Full Year 2025 Results with New Investments up 87% Y/Y to a Record $4.3b, Adjusted ROE up 70 bps to 13.4% and Adjusted EPS up 10% to $2.70
ANNAPOLIS, Md., February 12, 2026 -- (BUSINESS WIRE) -- HA Sustainable Infrastructure Capital, Inc. (“HASI,” “we,” “our” or the “Company”) (NYSE: HASI), a leading investor in sustainable infrastructure assets, today reported results for the fourth quarter and full year of 2025.

Key Highlights
•Closed a record $4.3 billion of new investments in 2025, up 87% year-over-year with new portfolio asset yields above 10.5% for the second year in a row in 2025, as our pipeline increased to more than $6.5 billion at the end of 2025.
•Managed Assets grew 18% year-over-year to $16.1 billion in 2025, as our Portfolio grew 15% to $7.6 billion, and fee-generating assets at our co-investment structures rose to $1.0 billion.
•GAAP EPS of $1.41 on a fully diluted basis in 2025, compared with $1.62 in 2024, and Adjusted EPS of $2.70 on a fully diluted basis in 2025, up 10% compared to $2.45 in 2024.
•GAAP-based Net Investment Income was $28 million in 2025, compared to $50 million in 2024, and Adjusted Recurring Net Investment Income was $362 million in 2025, up 25% compared to $289 million in 2024.
•Adjusted ROE increased to 13.4% in 2025 from 12.7% in 2024.
•Inaugural issuance of $500 million principal amount of junior subordinated notes continued to broaden our capital funding platform while further improving our equity efficiency.
•Introducing 2028 guidance for Adjusted EPS of $3.50 to $3.60 and Adjusted ROE of more than 17%.
•Announcing an increase in our dividend to $0.425 per share for the first quarter of 2026, with our payout ratio now expected to be below 50% by 2028 and below 40% by 2030.
“Our resilient business achieved extraordinary outcomes in 2025 including a significant increase in new investments to a record $4.3 billion, a pipeline of greater than $6.5 billion, and growth in Adjusted Recurring Net Investment Income of 25%,” said Jeffrey A. Lipson, HASI President and Chief Executive Officer. “At the same time, Adjusted EPS grew more than 10% in 2025 for compound annual growth of 10% over the last 10 years, and our guidance points to similar ongoing growth through 2028.”

A summary of our financial results is shown in the table below:

	For the Three Months Ended December 31,		For the For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands, except for per share data)
GAAP Net Income (Loss)	(53,766)	70,087	184,547	200,037
GAAP Diluted earnings (loss) per share	(0.43)	0.54	1.41	1.62

Adjusted earnings	86,779	75,422	342,377	290,636
Adjusted earnings per share	0.67	0.62	2.70	2.45

GAAP-based net investment income	16,178	13,633	27,580	49,577
Adjusted recurring net investment income	93,254	78,112	361,955	289,152

GAAP Net Income and Adjusted Earnings
“The returns we are generating in our business continue to grow through our increased investment activity, with our Adjusted ROE increasing to 13.4% and our incremental Adjusted ROE rising to 19% in 2025,” said HASI Chief Financial Officer, Chuck Melko. “The expansion of our finance platform including both an increase in our revolver capacity to more than $1.8 billion and our inaugural issuance of junior subordinated notes will contribute to supporting our growth and increasing the efficiency with which we use equity capital.”

GAAP Earnings and EPS
GAAP net income to controlling stockholders was $185 million for the year ended December 31, 2025, compared to $200 million for the year ended December 31, 2024. GAAP diluted earnings per share was $1.41 for the year ended December 31, 2025, compared to $1.62 for the year ended December 31, 2024. GAAP income in the current period was driven by total revenue of $401 million and income from equity method investments of $301 million, which were offset by total expenses of $428 million and income tax expense of $85 million.

Adjusted Earnings and EPS
Adjusted Earnings were $342 million in 2025, driven by Adjusted Recurring Net Investment Income of $362 million, Gain on Sale of Assets of $65 million, and Origination Fee and Other Income of $15 million, while Compensation and Benefits and General & Administrative expenses (excluding Equity-Based Compensation) were approximately $93 million.

Adjusted Earnings in 2025 increased $52 million compared to 2024, due to a $73 million increase in Adjusted Recurring Net Investment Income driven by a larger Portfolio and project refinancing proceeds. This was partially offset by a $15 million decrease in Gain on Sale of Assets and by a $5 million increase in Compensation and Benefits and General & Administrative

expenses (excluding Equity-Based Compensation) primarily due to growth in the size of the Company.

Adjusted EPS was $2.70 in 2025, compared to $2.45 in 2024, due to the increase in Adjusted Earnings described above.

An explanation and reconciliation of GAAP Earnings and EPS to Adjusted Earnings and EPS can be found at the end of this release.

Adjusted Recurring Net Investment Income

HASI’s Managed Assets consists of three major components: our Portfolio, our co-investment structures, and our securitized assets. HASI generates recurring income from each of these components: (1) income generated from our Portfolio, including both our debt investments (“Receivables” and “Real Estate and Debt Securities”), and our equity investments (“Equity Method Investments”), (2) management fee income from our securitization trusts and our partner’s share of our co-investment structures, and (3) income from our retained interests in our securitized assets. Adjusted Recurring Net Investment Income measures the recurring income we generate from these three sources, net of interest expense.

GAAP-based net investment income captures Interest and Rental Income revenue as well as Management Fees and Retained Interest Income, less interest expense. However, it does not include the income generated from our Equity Method Investments (as defined below), and thus fails to capture all of the economic returns earned by our Portfolio. GAAP-based net investment income was $28 million in 2025.

Adjusted Recurring Net Investment Income captures not only our management fee income and income from our retained interests in our securitized assets, but also our income from our entire Portfolio, including both our equity and debt investments, net of interest expense. As a result, management views Adjusted Recurring Net Investment Income as a helpful indicator of the full underlying economics of our investments, enabling a useful comparison of financial results between periods. Adjusted Recurring Net Investment Income was $362 million in 2025, an increase of 25% from $289 million in 2024.

A reconciliation of GAAP-based Net Investment Income to Adjusted Recurring Net Investment Income is shown below, and further explanation can be found at the end of this release.

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
	(in thousands)
Interest and rental income	83,469	68,336	286,363	265,887
Management fees and retained interest income	9,209	6,857	33,621	26,054
Interest expense	(76,500)	(61,560)	(292,404)	(242,364)
GAAP-based net investment income (1)	16,178	13,633	27,580	49,577
Adjusted income from equity method investments (2)	78,458	64,843	327,481	239,032
Loss (gain) on debt modification or extinguishment	—	—	11,171	953
Amortization of real estate intangibles	3	1	11	180
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (3)	(1,385)	(365)	(4,288)	(590)
Adjusted recurring net investment income	$93,254	$78,112	$361,955	$289,152

(1)GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.
(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments.

(3)GAAP net income includes an elimination of the intercompany portion of ongoing asset management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

Adjusted Recurring Net Investment Income represents the sum of (1) Interest and Rental Income Revenue, (2) Adjusted Income from Equity Method Investments, and (3) Management Fees and Retained Interest Income, net of (4) Interest Expense and (5) the elimination of our proportionate share of fees earned from co-investment structures. It also excludes other non-cash items such as Amortization of Real Estate Intangibles and, when applicable, Loss (Gain) on Debt Modification or Extinguishment:

•Interest and Rental Income Revenue

As of December 31, 2025, our Receivables, Net of Allowance, and Receivables Held-for-Sale totaled $3.4 billion, up 14% from $3.0 billion as of December 31, 2024, due to the funding of additional investments over the previous 12 months. Interest and

Rental Income Revenue was $286 million in 2025, compared to $266 million in 2024, driven by higher yields on our investments and investment fundings.

•Adjusted Income from Equity Method Investments

As of December 31, 2025, our Equity Method Investments were $4.1 billion, an increase of 14% from $3.6 billion as of December 31, 2024. Equity Method Investments includes our proportionate share of our co-investment vehicle CCH1, which was $638 million as of December 31, 2025, compared to $309 million as of December 31, 2024. Approximately 25% of the assets in CCH1 were receivables or debt securities, and 75% were equity method investments as of December 31, 2025.

Adjusted Income from Equity Method Investments1 was $327 million in 2025, an increase of 37% compared to $239 million in 2024, driven by both growth in Equity Method Investments and higher yields, as well as the impact of project refinancing proceeds received in 2025.

•Management Fees and Retained Interest Income

As of December 31, 2025, assets held by our partners in our co-investment vehicles were $951 million, compared to $300 million as of December 31, 2024. In addition, our Retained Interests in Securitization Trusts, Net of Allowance, were $300 million, an increase of 21% from $249 million as of December 31, 2024.

Management Fees and Retained Interest Income Revenue was $34 million in 2025, compared to $26 million in 2024, due to higher managed assets in our co-investment vehicle.

•Interest Expense

As of December 31, 2025, our total debt outstanding was $5.1 billion, as compared to $4.4 billion as of December 31, 2024, and our weighted-average interest cost, as measured by GAAP interest expense as adjusted for loss on debt modification or extinguishment divided by average debt outstanding, was 5.8% in 2025, compared to 5.6% in 2024.

Interest expense was $292 million in 2025, an increase of $50 million compared to $242 million in 2024.

Managed Assets and New Investment Activity
As of December 31, 2025, our Managed Assets totaled $16.1 billion, up 18% year-over-year, and consisted of (1) our Portfolio, (2) our partners’ portion of our co-investment vehicle CCH1, and
1 Adjusted Income from Equity Method Investments is calculated using our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (based upon the underwritten investment rate) and a return of the capital we have committed to our equity method investments, as adjusted to reflect the performance of the project and the cash distributed.

(3) assets we have securitized. As of December 31, 2025, our Portfolio was approximately $7.6 billion, up 15% year-over-year. Portfolio yield was 8.8% as of December 31, 2025, compared to 8.3% as of December 31, 2024, due primarily to the funding of higher yielding portfolio assets.

We closed new transactions totaling approximately $2.8 billion in the fourth quarter, bringing total closed transactions to $4.3 billion for 2025. As of December 31, 2025, our pipeline was more than $6.5 billion.

Weighted average yields on new Portfolio investments were underwritten at more than 10.5% in 2025, for the second year in a row.

	As of
	December 31, 2025	December 31, 2024
	(in millions)
Managed Assets	$16,071	$13,703
GAAP-Based Portfolio	7,586	6,594

Portfolio Yield	8.8%	8.3%

An explanation and reconciliation of GAAP-based Portfolio to Managed Assets can be found at the end of this release.

Our Portfolio remains well-diversified across established asset classes with approximately $3.9 billion of Behind-the-Meter assets, approximately $2.6 billion of Grid-Connected assets, with the remainder comprising assets in Fuels, Transport, and Nature.

We continued to experience strong credit performance and negligible losses across our Portfolio of investments. The following is an analysis of the performance ratings of our portfolio as of December 31, 2025:

	Portfolio Performance
	Commercial	Government	Commercial	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	$3,281	$31	$30	$—	$3,342
Less: Allowance for loss on receivables	(58)	—	(4)	—	(62)
Net receivables	3,223	31	26	—	3,280
Receivables held-for-sale	58	56	—	—	114
Debt securities and real estate	74	2	—	—	76
Equity method investments (4)	4,089	—	27	—	4,116
Total	$7,444	$89	$53	$—	$7,586
Percent of Portfolio	98%	1%	1%	—%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Loans in this category are placed on non-accrual status.
(4)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Liquidity and Leverage
As of December 31, 2025, cash and cash equivalents totaled $110 million and our total liquidity was $1.8 billion, including approximately $1.7 billion of unused capacity under our revolving credit facility and our credit-enhanced commercial paper program. In 2025, we closed a $250 million delayed-draw term loan facility which can be drawn upon between March 16, 2026 and June 15, 2026. Drawn loans, if any, mature on June 15, 2028, and bear interest at current applicable margins of 1.650% for SOFR-based loans and 0.650% for alternative base rate-based loans.

Total debt outstanding was $5.1 billion at December 31, 2025, and our debt-to-equity ratio was 1.7x, within our target range of 1.5x to 2.0x and below our internal limit of 2.5x. Our leverage ratio includes adjustments to reflect our outstanding junior subordinated notes as being 50% equity, as this reflects the partial equity credit given by rating agencies to these instruments. Approximately 99% of our debt outstanding at December 31, 2025, was either fixed-rate or hedged base rate debt, and 1% was floating-rate debt or short-term commercial paper notes.

Sustainability and Impact Highlights
An estimated 1.7 million metric tons of carbon emissions will be avoided annually by the transactions closed in 2025, equating to a CarbonCount® score of 0.39 metric tons per $1,000 invested. In total, including assets not retained in our Portfolio, our Managed Assets are avoiding approximately 9.9 million metric tons of carbon emissions annually, based on our proprietary CarbonCount score.
Guidance
We expect Adjusted Earnings per Share in the range of $3.50 to $3.60 in 2028. In addition, we expect Adjusted Return on Equity of more than 17% in 2028. We also expect distributions of annual dividends per share of common stock to decline to less than 50% of annual Adjusted Earnings per Share by 2028 and less than 40% by 2030. This guidance reflects our judgments and estimates of (i) yield on our existing portfolio; (ii) yield on incremental portfolio investments, inclusive of our existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of our forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by our Board of Directors on a quarterly basis. We have not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is announcing today that its Board of Directors declared a quarterly cash dividend of $0.425 per share of common stock. This dividend will be paid on April 17, 2026, to stockholders of record as of April 2, 2026.

Conference Call and Webcast Information
HASI will host an investor conference call today, Thursday, February 12, 2026, at 5:00 p.m. Eastern time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator you want to be joined to the HASI call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI is an investor in sustainable infrastructure assets advancing the energy transition. With more than $16 billion in managed assets, our investments are diversified across multiple asset classes, including utility-scale solar, storage, and onshore wind; distributed solar and storage; RNG; and energy efficiency. We combine deep expertise in energy markets and financial structuring with long-standing programmatic client partnerships to deliver superior risk-adjusted returns and measurable environmental benefits. HA Sustainable Infrastructure Capital, Inc. is listed on the New York Stock Exchange (Ticker: HASI). For more information, visit www.hasi.com.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the hypothetical liquidation at book value (“HLBV”) method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any adjusted earnings guidance.

Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
Investor Contact:
Aaron Chew
investors@hasi.com
410-571-6189

Media Contact:
Kenny Gayles
media@hasi.com
443-321-5756

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Revenue
Interest and rental income ($13 million and $64 million for the three and twelve months ended December 31, 2025 and $21 million and $81 million for the three and twelve months ended December 31, 2024 from equity method investees)	$83,469	$68,336	$286,363	$265,887
Gain on sale of assets	13,693	18,257	65,089	80,341
Management fees and retained interest income	9,209	6,857	33,621	26,054
Origination fee and other income	8,440	7,848	15,429	11,313
Total revenue	114,811	101,298	400,502	383,595
Expenses
Interest expense	76,500	61,560	292,404	242,364
Provision (benefit) for loss on receivables and retained interests in securitization trusts	4,268	2,003	12,145	1,059
Compensation and benefits	21,962	22,608	92,460	81,319
General and administrative	8,476	8,904	30,677	32,905
Total expenses	111,206	95,075	427,686	357,647
Income before equity method investments	3,605	6,223	(27,184)	25,948
Income (loss) from equity method investments	(69,560)	85,858	300,667	247,878
Income (loss) before income taxes	(65,955)	92,081	273,483	273,826
Income tax (expense) benefit	11,305	(20,769)	(85,247)	(70,198)
Net income (loss)	$(54,650)	$71,312	$188,236	$203,628
Net income (loss) attributable to non-controlling interest holders	(884)	1,225	3,689	3,591
Net income (loss) attributable to controlling stockholders	$(53,766)	$70,087	$184,547	$200,037
Basic earnings (loss) per common share	$(0.43)	$0.59	$1.49	$1.72
Diluted earnings (loss) per common share	$(0.43)	$0.54	$1.41	$1.62
Weighted average common shares outstanding—basic	126,321,062	118,615,360	122,975,541	115,548,087
Weighted average common shares outstanding—diluted	126,321,062	137,130,030	138,183,870	130,501,006

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$110,218	$129,758
Equity method investments	4,115,909	3,612,394
Receivables, net of allowance of $62 million and $50 million, respectively ($629 million and $822 million from equity method investees, respectively)	3,280,046	2,895,837
Receivables held-for-sale	113,938	75,556
Real estate and available-for-sale debt securities	76,291	9,802
Retained interests in securitization trusts, net of allowance of $3 million and $3 million, respectively	299,739	248,688
Other assets	191,824	108,210
Total Assets	$8,187,965	$7,080,245
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$380,702	$275,639
Credit facilities	46,184	1,001
Commercial paper notes	225,212	100,057
Term loans payable	386,391	407,978
Non-recourse debt (secured by assets of $311 million and $307 million, respectively)	124,561	131,589
Senior notes	3,466,048	3,139,363
Junior subordinated notes	497,560	—
Convertible notes	403,438	619,543
Total Liabilities	5,530,096	4,675,170
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 127,644,496 and 118,960,353 shares issued and outstanding, respectively	1,276	1,190
Additional paid in capital	2,849,597	2,592,964
Accumulated deficit	(323,071)	(297,499)
Accumulated other comprehensive income (loss)	47,076	40,101
Non-controlling interest	82,991	68,319
Total Stockholders’ Equity	2,657,869	2,405,075
Total Liabilities and Stockholders’ Equity	$8,187,965	$7,080,245

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

	Years Ended December 31,
	2025	2024	2023
Cash flows from operating activities
Net income (loss)	$188,236	$203,628	$150,757
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loss on receivables and retained interests in securitization trusts	12,145	1,059	11,832
Depreciation and amortization	780	1,003	3,127
Amortization of financing costs	15,329	17,039	12,958
Equity-based expenses	29,885	25,608	19,782
Equity method investments	(81,875)	(179,747)	(108,025)
Non-cash gain on securitization	(40,043)	(70,685)	(43,542)
(Gain) loss on sale of receivables and debt securities	—	7,299	1,305
Loss on debt extinguishment	10,850	—	—
Changes in receivables held-for-sale	(23,759)	(29,273)	51,538
Changes in accounts payable, accrued expenses, and other	104,456	101,410	48,485
Change in accrued interest on receivables and debt securities	(68,471)	(78,639)	(44,105)
Cash received (paid) upon hedge settlement	24,515	20,311	—
Other	(4,731)	(13,161)	(4,423)
Net cash provided by operating activities	167,317	5,852	99,689
Cash flows from investing activities
Equity method investments	(447,938)	(396,613)	(869,412)
Equity method investment distributions received	59,416	39,142	30,140
Proceeds from sales of equity method investments	—	9,472	—
Purchases of and investments in receivables ($177 million, $246 million, and $324 million to equity method investees, respectively)	(1,043,493)	(667,140)	(1,338,860)
Principal collections from receivables ($346 million, $322 million, and $36 million from equity method investees, respectively)	705,675	600,652	197,784
Proceeds from sales of receivables	8,344	171,991	7,634
Proceeds from sales of real estate	—	115,767	—
Purchases of debt securities and retained interests in securitization trusts	(70,558)	(10,537)	(14,404)
Proceeds from sales of debt securities and retained interests in securitization trusts	—	5,390	—
Collateral provided to hedge counterparties	(10,300)	(27,090)	(93,550)
Collateral received from hedge counterparties	8,360	27,570	84,950
Other	(65,333)	204	2,915
Net cash provided by (used in) investing activities	(855,827)	(131,192)	(1,992,803)

	Years Ended December 31,
	2025	2024	2023
Cash flows from financing activities
Proceeds from credit facilities	1,180,000	1,296,792	1,177,000
Principal payments on credit facilities	(1,135,000)	(1,696,792)	(827,000)
Proceeds from (repayments of) commercial paper notes	125,500	70,000	30,000
Proceeds from issuance of term loan	—	250,000	365,000
Principal payments on term loan	(23,645)	(567,952)	(16,478)
Proceeds from issuance of non-recourse debt	—	94,000	—
Principal payments on non-recourse debt	(7,136)	(72,989)	(21,606)
Proceeds from issuance of senior notes	996,174	1,199,956	550,000
Principal payments on convertible notes	(200,000)	—	(143,748)
Redemption of senior notes	(700,000)	(400,000)	—
Proceeds from issuances of junior subordinated notes	500,000	—	—
Proceeds from issuance of convertible notes	—	—	402,500
Purchase of capped calls related to the issuance of convertible notes	—	—	(37,835)
Net proceeds of common stock issuances	236,740	203,528	492,377
Payments of dividends and distributions	(209,776)	(192,269)	(159,786)
Redemption premium and fees paid	(8,395)	—	—
Payment of financing costs	(19,061)	(30,331)	(22,894)
Collateral provided to hedge counterparties	(135,280)	(151,330)	(166,600)
Collateral received from hedge counterparties	88,390	199,300	176,050
Other	(4,935)	(1,498)	(4,756)
Net cash provided by (used in) financing activities	683,576	200,415	1,792,224
Increase (decrease) in cash, cash equivalents, and restricted cash	(4,934)	75,075	(100,890)
Cash, cash equivalents, and restricted cash at beginning of period	150,157	75,082	175,972
Cash, cash equivalents, and restricted cash at end of period	$145,223	$150,157	$75,082
Interest paid	$252,382	$192,960	$138,418
Supplemental disclosure of non-cash activity
Interest retained from securitization transactions	$41,109	$43,329	$35,483
Equity method investments retained from securitization and deconsolidation transactions	—	32,564	144,603
Equity method investments retained from sale of assets to co-investment structure	—	115,249	—
Deconsolidation of non-recourse debt	—	51,233	257,746
Deconsolidation of assets pledged for non-recourse debt	—	51,761	374,608
Assumption of deferred financing obligation	50,882	32,910	—
Removal of deferred financing obligation upon securitization	(29,051)	—	—

EXPLANATORY NOTES
Non-GAAP Financial Measures
Adjusted Earnings
We calculate Adjusted Earnings as GAAP net income (loss) excluding equity-based expenses, provisions for loss on receivables, amortization of intangibles, losses (gains) from modification or extinguishment of debt facilities, non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to eliminate our portion of fees we earn from related-party co-investment structures, and for our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our Adjusted Earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, Adjusted Earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.
We believe a non-GAAP measure, such as Adjusted Earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance, including as it relates to expected dividend payments over time. Additionally, we believe that our investors also use Adjusted Earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of Adjusted Earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Tax equity investors typically realize a large portion of their return through an allocation of the majority of tax attributes, such as tax depreciation and tax credits, as such credits are realized by the project. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Given our equity method investments are in project companies, they typically have a finite expected life. We typically negotiate the purchase prices of our equity investments based on our underwritten project cash flows discounted back to a net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The amount received in a liquidation is typically based on the negotiated profit and loss allocation, which may differ from the allocation of distributable cash in any given period. The amount allocated to a tax equity investor during the hypothetical liquidation is typically reduced over time as tax attributes are allocated to them and they achieve portions of their preferred return.

Accordingly, tax equity investors are allocated losses as they receive tax benefits, while the sponsors of the project and other investors subordinate to tax equity are allocated gains of a similar amount. Tax equity investors can generally elect either investment tax credits or production tax credits, which are each recognized over different time periods. This results in different HLBV income profiles despite the fact that cash allocations are typically not directly impacted by such a tax credit election. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period.
The application of the HLBV method described above results in GAAP income or loss in any one period that is often significantly different from the economic returns achieved from the investment in any one period as a result of the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations. Thus, in calculating Adjusted Earnings, we adjust GAAP net income (loss) for certain of our investments where there are characteristics as described above to take into account our calculation of the return on capital (based upon the underwritten investment rate), as adjusted to reflect the performance of the project and the cash distributed. In calculating the underwritten investment rate, we make certain assumptions, including the timing and amounts of cash flows generated by our investments, which may differ from actual results, and may update this yield to reflect our most current estimates of project performance. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our Adjusted Earnings measure is an important supplement to the income (loss) from equity method investments as determined under GAAP that helps investors understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.
We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides results related to our equity method investments for the three months and years ended December 31, 2025 and 2024:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in millions)
Income (loss) under GAAP	$(70)	$86	$301	$248

Collections of adjusted earnings	$54	$33	$195	$90
Return of capital	37	7	83	17
Cash collected	$91	$40	$278	$107
Adjusted Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Adjusted Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported Adjusted Earnings may not be comparable to similar metrics reported by other companies.
Adjusted ROE
Adjusted ROE is not a financial measure calculated in accordance with GAAP. It is calculated as Adjusted Earnings as described in this Appendix divided by our GAAP stockholders’ equity over the relevant period, presented on an annualized basis. GAAP stockholders’ equity at each date is located in the respective quarter’s Form 10-Q or that year’s Form 10-K.
Reconciliation of our GAAP Net Income to Adjusted Earnings
We have calculated our Adjusted Earnings and provided a reconciliation of our GAAP net income to Adjusted Earnings for the three months and years ended December 31, 2025 and 2024 in the tables below.

	Three months ended December 31,				For the year ended December 31,
	2025		2024		2025		2024
	$	per share	$	per share	$	per share	$	per share
	(dollars in thousands, except per share amounts)
Net income (loss) attributable to controlling stockholders (1)	$(53,766)	$(0.43)	$70,087	$0.54	$184,547	$1.41	$200,037	$1.62
Adjustments:
Reverse GAAP income or loss from equity method investments	69,560		(85,858)		(300,667)		(247,878)
Adjusted income from equity method investments (2)	78,458		64,843		327,481		239,032
Elimination of proportionate share of up-front origination fees earned from co-investment structures (3)	(4,031)		(1,432)		(6,844)		(1,554)
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (4)	(1,385)		(365)		(4,288)		(590)
Equity-based expenses	5,861		4,149		29,885		25,608
Provision for loss on receivables (5)	4,268		2,003		12,145		1,059
(Gain) loss on debt modification or extinguishment (6)	—		—		11,171		953
Amortization of intangibles	3		1		11		180
Non-cash provision (benefit) for taxes	(11,305)		20,769		85,247		70,198
Current year earnings attributable to non-controlling interest	(884)		1,225		3,689		3,591
Adjusted Earnings	$86,779	$0.67	$75,422	$0.62	$342,377	$2.70	$290,636	$2.45
Shares for Adjusted Earnings per share (7)	130,078,376		121,838,785		126,639,114		118,648,176
(1)The per share data reflects the GAAP diluted earnings per share which is the most comparable GAAP measure to our Adjusted Earnings per share.
(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.
(3)This adjustment is to eliminate the intercompany portion of up-front origination fees received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.
(4)This adjustment is to eliminate the intercompany portion of ongoing asset management fees received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.
(5)In 2024, we concluded that an equity method investment, along with certain loans we had made to this investee, were not recoverable. The equity method investment and loans had a carrying value of $0 due to the losses already recognized through GAAP income from equity method investments as a result of operating losses sustained by the investee. We have excluded this write-off from Adjusted Earnings, as this investment was an investment in a corporate entity which is not a part of our current investment strategy and is immaterial to our Portfolio. The loss associated with this investment is included in our Average Annual Realized Loss on Managed Assets metric disclosed in the Management’s Discussion and Analysis found in our Form 10-K.
(6)Included in Interest expense within our statements of operations.

(7)Shares used to calculate Adjusted Earnings per share represents the weighted average number of shares outstanding including our issued unrestricted common shares, restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we assess whether the instrument is more akin to debt or equity based on the value of the underlying shares compared to the conversion price during each period. If the instrument is determined to be more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is determined to be more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls we hold in assessing whether an instrument is equity-like or debt like.

Adjusted Recurring Net Investment Income

We have a Portfolio of investments that we finance using a combination of debt and equity, and we also generate recurring income from our retained interests in securitization trusts and from ongoing management fees from our securitization trusts and our co-investment vehicle. We calculate Adjusted Recurring Net Investment Income as shown in the table below by adjusting GAAP-based net investment income for those earnings adjustments that are applicable to Adjusted Recurring Net Investment Income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing and from our asset management activities. Our management also uses Adjusted Recurring Net Investment Income in this way. Our non-GAAP Adjusted Recurring Net Investment Income measure may not be comparable to similarly titled measures used by other companies. This measure also differs from our previously reported “Adjusted Net Investment Income”, as Adjusted Net Investment Income did not include Management fees and retained interest income. For further information on the adjustments between GAAP-based net investment income and Adjusted Recurring Net Investment Income, including information about our equity method investments, see the discussion above related to Adjusted Earnings.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(in thousands)
Interest and rental income	$83,469	$68,336	$286,363	$265,887
Management fees and retained interest income	9,209	6,857	33,621	26,054
Interest expense	(76,500)	(61,560)	(292,404)	(242,364)
GAAP-based net investment income (loss) (1)	16,178	13,633	27,580	49,577
Adjusted income from equity method investments (2)	78,458	64,843	327,481	239,032
Loss (gain) on debt modification or extinguishment (3)	—	—	11,171	953
Amortization of real estate intangibles	3	1	11	180
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (4)	(1,385)	(365)	(4,288)	(590)
Adjusted recurring net investment income	$93,254	$78,112	$361,955	$289,152

(1)GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.
(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.

(3)Included in Interest expense within our statements of operations.
(4)GAAP net income includes an elimination of the intercompany portion of ongoing asset management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

Managed Assets

We consolidate assets on our balance sheet, securitize assets off-balance sheet, and manage assets in which we coinvest with other parties via equity method investments. Therefore, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as a retained interest in cash flows. Thus, we present our investments on a non-GAAP “Managed Assets” basis. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet assets that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, equity investments and residual assets in off-balance sheet assets. Our management also uses Managed Assets in this way. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of December 31, 2025 and December 31, 2024:

	As of
	December 31, 2025	December 31, 2024
	(dollars in millions)
Equity method investments	$4,116	$3,612
Receivables, net of allowance	3,280	2,896
Receivables held-for-sale	114	76
Real estate and debt securities	76	10
GAAP-Based Portfolio	7,586	6,594
Assets held in securitization trusts	7,220	6,809
Fee-generating assets held in co-investment structures (1)	951	300
Non-fee generating assets held in co-investment structures (2)	314	—
Managed Assets	$16,071	$13,703
(1)    Represents assets in our co-investment structures which are attributable to our co-investors and on which we earn an asset management fee. Total assets in co-investment structures are $1.9 billion and $0.6 billion as of December 31, 2025 and 2024, respectively. There are $1.6 billion of closed transactions which have not yet funded as of December 31, 2025.
(2)    Represents assets in our co-investment structures which are not attributable to our co-investors, and therefore are not fee-generating. Such assets are attributable to us but were financed with debt issued by the co-investment structure and therefore are not reflected in the equity method investment we hold in the structure.

Adjusted Cash from Operations Plus Other Portfolio Collections

We operate our business in a manner that considers total cash collected from our Portfolio, reduced by necessary operating and debt service payments to assess the amount of cash we have available to fund dividends and investments. We believe that the aggregate of these items, which combine as a non-GAAP financial measure titled Adjusted Cash from Operations plus Other Portfolio Collections, is a useful measure of the liquidity we have available from our assets to fund both new investments and our regular quarterly dividends. This non-GAAP financial measure may not be comparable to similarly titled or other similar measures used by other companies. Although there is also not a directly comparable GAAP measure that demonstrates how we consider cash available for dividend payment, below is a reconciliation of this measure to Net cash provided by operating activities.

Adjusted Cash from Operations plus Other Portfolio Collections also differs from Net cash provided by (used in) investing activities in that it excludes many of the uses of cash used in our investing activities such as Equity method investments, Purchases of and investments in receivables, Purchases of debt securities, and Collateral provided to and received from hedge counterparties. In addition, Adjusted Cash from Operations plus Other Portfolio Collections is not comparable to Net cash provided by (used in) financing activities in that it excludes many of our financing activities such as proceeds from common stock issuances and borrowings and repayments of unsecured debt.

Cash available for reinvestment is a non-GAAP measure which is calculated as Adjusted Cash from Operations plus Other Portfolio Collections less dividend and distribution payments made during the period. We believe Cash available for reinvestment is useful as a measure of our ability to make incremental investments from reinvested capital after factoring in all necessary cash outflows to operate the business. Management uses Cash available for reinvestment in this way, and we believe that our investors use it in a similar fashion.

	For the year ended December 31,
	2025	2024	2023
	(in thousands)
Net cash provided by operating activities	$167,317	$5,852	$99,689
Changes in receivables held-for-sale	23,759	29,273	(51,538)
Equity method investment distributions received (1)	59,416	39,142	30,140
Proceeds from sales of equity method investments	—	9,472	—
Principal collections from receivables	705,675	600,652	197,784
Proceeds from sales of receivables	8,344	171,991	7,634
Proceeds from sales of land	—	115,767	—
Principal collections from debt securities (2)	1,849	47	3,805
Proceeds from the sale of a previously consolidated VIE (2)	—	5,478	—
Proceeds from sales of debt securities and retained interests in securitization trusts	—	5,390	—
Principal payments on non-recourse debt	(7,136)	(72,989)	(21,606)
Adjusted Cash from Operations plus Other Portfolio Collections	$959,224	$910,075	$265,908
Less: Dividends and distributions	(209,776)	(192,269)	(159,786)
Cash Available for Reinvestment	$749,448	$717,806	$106,122

(1)    Represents return of capital distributions from our equity method investments included in cash provided by (used in) investing activities section of our statement of cash flows which is incremental to any equity method investment distributions found in net cash provided by operating activities.
(2)    Included in Other in the cash provided (used in) investing activities section of our statement of cash flows.

	For the year ended December 31,
	2025	2024	2023
	(in thousands)
Components of adjusted cash from operations plus other portfolio collections:
Cash collected from our Portfolio	$1,199,907	$891,250	$442,322
Cash collected from sale of assets (1)	33,389	325,051	34,034
Cash used for compensation and benefit expenses and general and administrative expenses	(89,088)	(85,519)	(78,681)
Interest paid (2)	(227,867)	(172,679)	(138,418)
Management fees and retained interest income and origination fees and other income	50,170	33,044	26,506
Principal payments on non-recourse debt	(7,136)	(72,989)	(21,606)
Other	(151)	(8,083)	1,751
Adjusted Cash from Operations plus Other Portfolio Collections	$959,224	$910,075	$265,908
(1) Includes cash from the sale of assets on our balance sheet as well as securitization transactions.
(2) Interest paid includes cash benefits of $25 million and $20 million from the settlement of derivatives which were designated as cash flow hedges for the years ended December 31, 2025 and 2024, respectively.

Adjusted Return on Equity

Adjusted Return on Equity is a measure of the economic performance of our invested equity capital. Adjusted Return on Equity is calculated as our adjusted earnings divided by our average stockholder’s equity for the period. The direct comparable GAAP measure is GAAP-based return on equity, which we have presented below. Adjusted Return on Equity differs from GAAP-based return on equity in that the numerator of the calculation contains those adjustments described in the Adjusted Earnings section above. We believe that Adjusted Return on Equity gives investors an understanding into our performance after considering the effects of financial leverage. Our management uses it in this way and we believe that our investors use it in a similar fashion, and as such, we believe that its disclosure is useful to our investors.

	For the year ended December 31,
	2025	2024	2023
	(in thousands)
GAAP Net Income	$188,236	$203,628	$150,757
Average Stockholders’ Equity (1)	2,561,639	2,293,276	1,911,797
GAAP-based return on equity	7.3%	8.9%	7.9%

Adjusted Earnings	$342,377	$290,636	$232,248
Average Stockholders’ Equity (1)	2,561,639	2,293,276	1,911,797
Adjusted Return on Equity	13.4%	12.7%	12.1%

(1) For 2025, we changed the methodology for our calculation of Average Stockholders’ Equity to be calculated as the average of the Stockholders’ Equity at the end of the preceding year and as of the end each of the year’s four quarters. We have recast prior periods to conform with this calculation methodology.